EMPLOYMENT AGREEMENT




         EMPLOYMENT AGREEMENT ("Agreement"), dated as of the 8th day of February, 2001, by and between LADENBURG THALMANN & CO. INC. (the "Company"), a Delaware corporation, and VICTOR RIVAS ("Executive").

         WHEREAS, Executive is currently employed as the Chairman and Chief Executive Officer of the Company pursuant to an employment agreement dated January 1, 1999;

         WHEREAS, NEW VALLEY CORPORATION ("New Valley"), a Delaware corporation, has entered into a stock purchase agreement (the "Stock Purchase Agreement") with GBI CAPITAL MANAGEMENT CORP. (the "Parent") dated as of February 8, 2001, by which it will transfer ownership of the Company to the Parent and acquire beneficial ownership of in excess of 50% of the stock of the Parent (such corporate transaction, the "Acquisition");

         WHEREAS, the Company desires to continue Executive's employment as Chairman and Chief Executive Officer pursuant to a new employment agreement;

         WHEREAS, Executive is willing to continue his employment with the Company, all in accordance with the terms, conditions, and provisions hereinafter set forth.

         NOW, THEREFORE, in consideration of the promises and mutual representations, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree effective upon the consummation of the Acquisition as follows:

         1. Term: The term of the Agreement shall be from the date of the consummation of the Acquisition (the "Effective Date") until August 24, 2004, subject to earlier termination as provided herein. This Agreement shall become null and void in the event of the termination of the Stock Purchase Agreement prior to the consummation of the transactions contemplated thereby.

         2. Employment:

                  (A) Subject to the terms and conditions and for the compensation hereinafter set forth, the Company hereby agrees to employ Executive for and during the term of this Agreement. Executive is hereby employed by the Company as its Chairman and Chief Executive Officer. The Executive's powers and duties shall be those of an executive nature which are appropriate for a Chairman and Chief Executive Officer in accordance with the Company's By-Laws; and Executive does hereby accept such employment and agrees to devote his full business time to the performance of his duties upon the conditions hereinafter set forth. Executive shall report to the Board of Directors of the Company. The Company shall not require Executive to be employed in any location other than the metropolitan New York area unless he consents in writing to such location. The Executive also shall serve as the President and Chief Executive Officer of Parent.

                  (B) During the term of this Agreement, Executive shall be furnished with office space and facilities commensurate with his position and adequate for the performance of his duties; the Executive also shall be provided with the perquisites customarily associated with the position of Chairman and Chief Executive Officer of the Company. The Company and Parent shall use their best efforts to cause the Executive to be nominated to serve as a director of the Parent and the Executive agrees to serve as a director of Parent if so appointed, without additional compensation.

                  (C) Charitable and Other Activities: The Executive shall be allowed, to the extent such activities do not substantially interfere with the performance of his duties and responsibilities hereunder, (i) to manage his personal, financial and legal affairs, (ii) to be engaged in civic, charitable, religious and educational activities, and (iii) to serve on the New Valley board of directors, and on other corporate boards with the prior written approval of the Company's board.

         3. Compensation:

                  (A) Salary: During the term of this Agreement, the Company agrees to pay Executive, and Executive agrees to accept, an annual salary of not less than Five Hundred Thousand Dollars ($500,000) per year, payable in accordance with the Company's policies, for services rendered by Executive hereunder. The Executive shall also be entitled to a guaranteed minimum annual bonus of Five Hundred Thousand Dollars ($500,000), payable on the same basis as Executive's salary (the "Guaranteed Bonus").

                  (B) Increases: The annual salary is subject to periodic increases at the discretion of the Parent's Compensation Committee (the "Committee") (or Board of Directors in lieu thereof), with such increases to take effect no later than on each anniversary date of this Agreement.

                  (C) Bonus: The Executive shall be entitled to participate in the Parent's Annual Incentive Bonus Plan (the "Bonus Plan"), on the terms and conditions set forth in the Bonus Plan; provided, however, that Executive's participation in the Bonus Plan may be limited by the Committee so that the Executive may not receive in excess of 32.5% of the bonus pool available thereunder.

                  (D) Override: Pursuant to the Parent's Special Performance Incentive Plan (the "Special Performance Plan"), the Executive shall be entitled to receive an Override (as defined in the Special Performance Plan) which shall be paid and shall be on the terms and conditions set forth in the Special Performance Plan; provided, however, that (i) Executive's participation in the Special Performance Plan may be limited by the Committee so that the Executive may not receive in excess of the percentage set forth on Exhibit A hereto of

Total Revenue (as defined below) per year under the Special Performance Plan; provided, however, that for the fiscal year ending September 30, 2001, Total Revenue shall also include the total revenue of the Parent for only the period commencing with the first day following the end of the commission month in which the closing of the Stock Purchase Agreement occurs, and (ii) the Committee may determine that Four Hundred Thousand Dollars ($400,000) of the Guaranteed Bonus shall be credited against any amounts to be paid to Executive under the Special Performance Plan, subject to proration for the period between the consummation of the Acquisition and September 30, 2001. As used herein, "Total Revenue" for any fiscal year means the Parent's total consolidated revenues, as reported in the Parent's audited consolidated financial statements for the year.

                  (E) Intention to Comply with Section 162(m): The Company and the Executive intend that this Agreement and all compensation payable by the Company with respect to the Executive's employment with the Company qualify for deductibility by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended, ("Section 162(m)") and the Department of the Treasury regulations promulgated thereunder (the "Code"), as in force at all relevant times.

                  (F) Compensation Committee: The Compensation Committee shall be comprised solely of two or more outside directors, within the intent of the applicable Department of the Treasury regulations under Section 162(m), as in force at all relevant times.

                  (G) Stock Options: Upon the date of the consummation of the Acquisition, the Parent shall grant to the Executive from the Parent's 1999 Performance Equity Plan or other comparable plan (the "Stock Option Plan") stock options (the "Stock Options") to purchase one million (1,000,000) shares of common stock of the Parent at a purchase price equal to the Fair Market Value (as defined in the Stock Option Plan) on the date of the consummation of the Acquisition, with vesting of such Stock Options to occur in three annual installments commencing on the first anniversary of the date of the consummation of the Acquisition, but in any event to be 100% vested by August 24, 2004 and with vesting to accelerate upon a Change in Control (as defined herein), in each case subject to the Executive's continued employment through the applicable vesting date, and with such other terms and conditions as the Committee shall determine. The Executive also shall be entitled to such other Stock Options as the Committee shall grant to him at any future date.

         4. Expenses: The Company shall reimburse Executive for all reasonable and actual business expenses incurred by him in connection with his service to the Company, the Parent and/or any direct and/or indirect subsidiaries of such entities upon submission by him of appropriate vouchers and expense account reports.

         5. Benefits:

                  (A) Insurance: The Company shall maintain family medical insurance for the Executive. In addition, Executive and his dependents shall be entitled to participate in such other benefits as may be extended to active executive employees of the Parent and/or the Company and their dependents including but not limited to pension, retirement, profit-sharing, 401(k), stock option, bonus and incentive plans, group insurance, hospitalization, medical or other benefits made available by the Company to its employees generally.

                  (B) Vacation: Executive shall be entitled to take up to five
(5) weeks paid vacation annually at a time mutually convenient to the Company and Executive. Any such vacation time not used by Executive in any one year shall accumulate to his benefit in the succeeding years.

                  (C) Director and Officer Liability Insurance: During the term of this Agreement, the Parent shall obtain and maintain adequate officer and director liability insurance in such amounts as the Board of Directors shall so determine (which in no event shall be less than $5,000,000) and the Executive shall be covered at all times by such policy in all of his capacities with the Company and/or the Parent. In addition, for a period of six (6) years after the termination of Executive's employment with the Company and/or Parent (for cause, without cause, for reason or no reason, voluntary or involuntarily), the Parent shall cause to be maintained in effect one or more policies of directors' and officers' liability insurance with respect to any claim, action, suit, proceeding or investigation arising from facts or events which occurred during the Executive's employment with the Company and/or Parent and such policy or policies shall be with a carrier or carriers satisfactory to the parties intended to be benefited thereby, and with the limits, deductibles and other characteristics no less favorable than those in place on the date the Executive ceased being an employee/director of the Company and/or the Parent. Any and all such policies shall be issued by leading insurance carriers, shall have no uncustomary exclusions, and shall otherwise be in form and substance satisfactory to those persons who are officers and directors of the Company as of the date hereof. The provisions of this Section 5(C) shall survive any termination of this Agreement and/or any termination of the Executive's employment with the Company.

         6. Restrictive Covenants:

                  (A) Executive recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop in the future information concerning customers, clients, marketing, business and operational methods of the Company and its customers or clients, contracts, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, and that the same are confidential and proprietary, and are "confidential information" of the Company. In consideration of his continued employment by the Company hereunder, Executive agrees that he will not, without the consent of the Board of Directors, make any disclosure of confidential information now or hereafter possessed by the Company, the Parent, GBI Capital Partners, Inc. and/or any of their current or future, direct or indirect subsidiaries (collectively, the "Group"), to any person, partnership, corporation or entity either during or after the term hereunder, except to employees of the Group and to others within or without the Group, as the Executive may deem necessary in order to conduct the Group's business and except as may be required pursuant to any court order, judgment or decision from any court of competent jurisdiction. The foregoing shall not apply to information which is in the public domain on the date hereof; which, after it is disclosed to Executive by the Group, is published or becomes part of the public domain through no fault of Executive; which is known to Executive prior to disclosure thereof to him by the Group as evidenced by his written records; or, after Executive is no longer employed by the Group, which is thereafter disclosed to Executive in good faith by a third party which is not under any obligation of confidence or secrecy to the Group with respect to such information at the time of disclosure to him. The provisions of this Section 6 shall continue in full force and effect notwithstanding termination of Executive's employment under this Agreement or otherwise.

                  (B) The Executive agrees that if the Company has made and is continuing to make all required payments to him upon and after termination of his employment, then for a period commencing on the date of termination of the Executive's employment pursuant to this Agreement and ending on the earlier of twelve (12) months thereafter or August 24, 2004, the Executive shall neither directly and/or indirectly (a) solicit, hire and/or contact any prior (within six (6) months) or then current employee of the Company and/or the Parent and/or GBI Capital Partners, Inc. nor any of their respective direct and/or indirect subsidiaries (collectively, the "Applicable Entities"), nor (b) solicit or transact any business with any prior (within six (6) months of termination) or then current customer and/or client of the Applicable Entities. In addition, the Executive shall not attempt (directly and/or indirectly), to do anything either by himself or through others that he is prohibited from doing pursuant to this
Section 6. Given that the Stock Purchase Agreement is providing significant benefits to the Executive, the Executive hereby agrees that, from the date of the consummation of the Acquisition until the earlier of twelve (12) months following the Executive's termination of employment hereunder or August 24, 2004, without the prior written consent of the Parent, he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with any business of the Applicable Entities. For purposes of this section, a business shall be deemed to be in competition with any business of the Applicable Entities if it is materially involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by any member of the Applicable Entities within the same geographic area in which such member of the Applicable Entities effects such purchases, sales or dealings or renders such services; provided, however, that for the period commencing with the termination of Executive's employment, a business shall be deemed to be in competition with any business of the Applicable Entities only if it is materially involved in the retail brokerage business. Notwithstanding the foregoing, Executive shall be allowed to make passive investments in publicly held competitive businesses as long as his ownership is less than 5% of such business.

                  (C) Executive acknowledges that the restrictive covenants (the "Restrictive Covenants") contained in this Section 6 are a condition of his continued employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the

Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

                  (D) If Executive breaches, or threatens to breach, any of the Restrictive Covenants, the Company, in addition to and not in lieu of any other rights and remedies it may have at law or in equity, shall have the right to injunctive relief; it being acknowledged and agreed to by Executive that any such breach or threatened breach would cause irreparable and continuing injury to the Company and that money damages would not provide an adequate remedy to the Company.

         7. Termination:

                  (A) Death: In the event of Executive's death ("Death") during the term of his employment, Executive's designated beneficiary, or in the absence of such beneficiary designation, his estate, shall be entitled to all salary, Override and bonus payments, if any, earned through the date of Death and to the payment of Executive's salary from date of Death to the expiration of one (1) year thereafter. In addition, Executive's beneficiary and/or dependents shall be entitled, for a two (2) year period following Executive's Death during the term of his employment, to continuation, at the Company's expense, of such benefits as are then being provided to them under any plan maintained by the Company that is not qualified under Section 401(a) of the Code.

                   (B) Disability:

                           (i)  In the event Executive, by reason of physical or
mental incapacity, shall be disabled ("Disability") for a period of at least six
(6) consecutive months, the Company shall have the option at any time thereafter to terminate Employee's employment hereunder for disability. Such termination will be effective thirty (30) days after the Board gives written notice of such termination to Executive, unless Executive shall have returned to the performance of his duties prior to the effective date of the notice. Except as otherwise expressly provided herein, all obligations of the Company hereunder shall cease upon the effectiveness of such termination other than payment of salary, Override and bonus payments, if any, earned through the date of disability, provided that such termination shall not affect or impair any rights Executive may have under any policy of long term disability insurance or benefits then maintained on his behalf by the Company. In addition, for a period of two (2) years following termination of Executive's employment for Disability, Executive and his dependents, as the case may be, shall continue to be eligible to participate in the group insurance, hospitalization, medical or other insurance benefits made available by the Company to its employees generally, but shall not be eligible to participate in any plans maintained by the Company that are qualified under Section 401(a) of the Code.

                           (ii) "Incapacity" as used herein shall mean the
inability of the Executive due to physical or mental illness, injury or disease substantially to perform his normal duties as Chairman and Chief Executive Officer. Executive's salary as provided for hereunder shall continue to be paid during any period of incapacity prior to and including the date on which Executive's employment is terminated for disability.

                    (C) By The Company For Cause:

                           (i)  The Company shall have the right, before the
expiration of the term of this Agreement, to terminate the Executive's employment hereunder and to discharge Executive for cause (hereinafter "Cause"), and all compensation to Executive shall cease to accrue upon discharge of Executive for Cause. For the purposes of this Agreement, the term "Cause" shall mean (i) Executive's conviction of a felony; (ii) the alcoholism or drug addiction of Executive; or (iii) the continued and willful failure by Executive to substantially and materially perform his material duties hereunder after a reasonable notice and an opportunity to cure same.

                           (ii) If the Company elects to terminate Executive's
employment for Cause under (C)(i) above, such termination shall be effective fifteen (15) days after the Company gives written notice of such termination to Executive. In the event of a termination of Executive's employment for Cause in accordance with the provisions of 7(C)(i), the Company shall have no further obligation to the Executive, except for the payment of all compensation which has accrued through the date of such termination and not been paid and any other benefits to which he or his dependents may be entitled by law and/or except as otherwise provided herein.

                  (D) By Executive for Reason: Executive shall have the right to terminate his employment at any time for "good reason" (herein designated and referred to as "Reason"). The term Reason shall mean (i) the Company's failure or refusal to perform any obligations required to be performed in accordance with this Agreement after a reasonable notice and an opportunity to cure same,
(ii) a Change in Control of the Company and/or the Parent, as defined herein, occurs, and (iii) the failure to elect Executive, within a reasonable period of time following the consummation of the Acquisition, to the Parent's board of directors.

                  (E) Severance: In the event Executive's employment hereunder shall be terminated by the Executive for Reason or by the Company for other than Cause, Death or Disability: (1) the Executive shall receive as severance pay in a lump sum no later than sixty (60) days following such termination, an amount equal to the sum of (i) the salary the Executive would have received for the remaining term of this Agreement had there been no termination; (ii) all accrued Override payments earned as of the date of such termination; and (iii) the Termination Bonus Amount times the remaining number of years (or portion thereof) of the Agreement had there been no termination of the Executive, and
(2) the Executive's (and his dependents') participation in any and all life, disability, medical and dental insurance plans shall be continued, or equivalent benefits provided to him or them by the Company, at no cost to him or them, for a period of two (2) years from the termination. The Termination Bonus Amount shall equal the greater of (i) the Guaranteed Bonus, (ii) the bonus paid or payable to the Executive under the Bonus Plan for the year immediately preceding the year in which such termination of the Executive occurs and (iii) the bonus paid or payable to the Executive under the Bonus Plan for the year in which such termination of the Executive occurs calculated using financial information through the date of such termination annualized for the full year.

                  (F) Resignation Without Reason: The Executive may voluntarily resign his employment with the Company upon thirty (30) days' written notice to the Company without any liability to the Executive. In the event Executive resigns without reason prior to the expiration of this Agreement, he shall receive only any unpaid fixed salary through such resignation date and such benefits to which he and his dependents are entitled by law.

                  (G) Extension of Benefits: Any extension of benefits following the termination of employment provided for herein shall be deemed to be in addition to, and not in lieu of, any period for the continuation of benefits provided for by law, either at the Company's, Executive's or his dependents' expense.

                  (H) Change in Control: For purposes hereof, a Change of Control shall be deemed to have occurred if a "Change of Control" as defined in the Senior Convertible Promissory Note attached as Exhibit B to the Stock Purchase Agreement has occurred." The Executive hereby agrees that the Acquisition and the other transactions contemplated by the Stock Purchase Agreement shall not constitute a Change of Control under the Agreement.

                  (I) Accrued Compensation: In the event the Executive's employment is terminated due to Disability, by the Executive without Reason or by the Company for Cause, in addition to, and without duplication of, any other payments or other benefits currently provided in the Agreement, the Executive shall be entitled to all salary, Override and bonus payments, if any, earned through the date of termination of his employment.

         8. Indemnification: The Company and the Parent hereby jointly and severally indemnify and hold Executive harmless to the extent of any and all claims, suits, proceedings, damages, losses or liabilities incurred by Executive and arising out of any acts or decisions done or made in the authorized scope of his employment hereunder. Parent and the Company hereby jointly and severely agree to pay all expenses, including reasonable attorneys' fees and expenses (of the attorney or firm chosen by the Executive), actually incurred by Executive (when such expenses are incurred) in connection with the investigation of any such matter, the defense of any such action, suit or proceeding and in connection with any appeal thereon including the cost of settlements. Nothing contained herein shall entitle Executive to indemnification by Parent and the Company in excess of that permitted under applicable law. The obligations of the Company and the Parent set forth herein shall survive any termination of this Agreement and/or the Executive's employment with the Company. To the extent this Agreement is inconsistent with any separate indemnification agreement between the Executive and the Company, the separate indemnification agreement shall prevail.

         9. Waiver: No delay or omission to exercise any right, power or remedy accruing to either party hereto shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver of any breach hereof shall be deemed to be a waiver of any other breach hereof theretofore or thereafter occurring. Any waiver of any provision hereof shall be effective only to the extent specifically set forth in the applicable writing. All remedies afforded to either party under this Agreement, by law or otherwise, shall be cumulative and not alternative and shall not preclude assertion by either party of any other rights or the seeking of any other rights or remedies against the other party.

         10. Governing Law: The validity of this Agreement or of any of the provisions hereof shall be determined under and according to the laws of the State of New York, and this Agreement and its provisions shall be construed according to the laws of the State of New York, without regard to the principles of conflicts of law and the actual domiciles of the parties hereto.

         11. Notices: All notices, demands or other communications required or permitted to be given in connection with this Agreement shall be given in writing, shall be transmitted to the appropriate party by hand delivery, by certified mail, return receipt requested, postage prepaid or by overnight carrier and shall be addressed to a party at such party's address shown on the first page hereof. A party may designate by written notice given to the other parties a new address to which any notice, demand or other communication hereunder shall thereafter be given. Each notice, demand or other communication transmitted in the manner described in this Section 11 shall be deemed to have been given and received for all purposes at the time it shall have been (i) delivered to the addressee as indicated by the return receipt (if transmitted by mail), the affidavit of the messenger (if transmitted by hand delivery or overnight carrier) or (ii) presented for delivery during normal business hours, if such delivery shall not have been accepted for any reason.

         12. Assignments: This Agreement shall be binding upon and inure to the benefit of the parties hereto and each of their respective successors, assigns, heirs and legal representatives; provided, however, that Executive may not assign or delegate his obligations, responsibilities and duties hereunder except as may otherwise be expressly agreed to in writing by the parties hereto; provided, further, that notwithstanding anything to the contrary provided herein or elsewhere, and subject to compliance by the parties to all applicable laws, rules and regulations, the Executive may assign all or any portion of his compensation under this Agreement to any entity controlled by the Executive.

         13. Miscellaneous: This Agreement contains the entire understanding between the parties hereto (including any of their affiliates) and supersedes all other oral and written agreements or understandings between them or their affiliates with respect to the subject matter hereof, including but not limited to the provisions of the employment agreement made as of January 1, 1999 between the Executive and the Company. No modification or addition hereto or waiver or cancellation of any provision shall be valid except by a writing signed by the party to be charged therewith.

         14. Severability: The parties agree that if any of the covenants, agreements or restrictions contained herein are held to be invalid by any court of competent jurisdiction, the remainder of the other covenants, agreements, restrictions and parts thereof herein contained shall be severable so not to invalidate any others and such other covenants, agreements, restrictions and parts thereof shall be given full effect without regard to the invalid portion.

         15. Arbitration: Any and all disputes, controversies, or differences, whether arising or commenced during or subsequent to the term hereof, which may arise between the parties directly and/or indirectly out of or in relation to or in connection with this Agreement, or for the breach of this Agreement, shall be settled by arbitration in New York City, New York before three arbitrators under the commercial arbitration rules of the American Arbitration Association then in effect. Each of the arbitrators shall be appointed by the American Arbitration Association. Such arbitration shall be final and binding and shall be limited to an interpretation and application of the provisions of this Agreement and any related agreements or documents. Any arbitral award shall be enforceable in any court, wherever located, having jurisdiction over the party against whom the award was rendered. In addition, with respect to any such arbitration or enforcement proceedings, the losing party thereto shall bear all of its and the winning parties' attorneys' fees and expenses, court costs, and all other costs and expenses reasonably associated with such arbitration or enforcement proceedings (i.e., travel, lodging, telecommunications charges).


         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.



                          LADENBURG THALMANN & CO. INC.


                                /s/ Jonathan Groveman
                          By:__________________________________________________
                             Name:  Jonathan Groveman
                             Title: Vice Chairman and Executive Vice President

                                /s/ Victor Rivas
                           ___________________________________________________
                              VICTOR RIVAS, EXECUTIVE

                                                                     Exhibit A



                                                    Incentive Award as %
                  Total Revenues                      of Total Revenues

                   $0 - $150,000,000                       0.6167%
         $150,000,001 - $170,000,000                       0.6000%
         $170,000,001 - $190,000,000                       0.5833%
         $190,000,001 - $210,000,000                       0.5667%
         $210,000,001 - $230,000,000                       0.5500%
         $230,000,001 - $250,000,000                       0.5333%
         $250,000,001 - $270,000,000                       0.5167%
         $270,000,001 - and above                          0.5000%